EXHIBIT 3.1b

                            ARTICLES OF AMENDMENT
                                   TO THE
                        ARTICLES OF INCORPORATION OF
                            VARI-L COMPANY, INC.


          Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

          FIRST:  The name of the Corporation is Vari-L Company, Inc.

          SECOND: The following amendment to the Articles of Incorporation was adopted on June 26, 1996 by a vote of the shareholders sufficient for approval as prescribed by the Colorado Business Corporation
Act:

          Article IV of the Articles of Incorporation is hereby amended in its entirety to read as follows:

                                 ARTICLE IV

          The total authorized capital of the Corporation shall consist of 50,000,000 shares of Common Stock, which shares shall have a par value of $.01. Any and all of such shares may be issued for such consideration expressed in dollars, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. The consideration shall be paid, in whole or in part, in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation. The promise of future services shall not constitute payment or part payment for such shares. Neither the promissory note of a subscriber or direct purchaser of shares from the Corporation nor the unsecured or nonnegotiable promissory note of any other person shall constitute payment or part payment for such shares.

          Upon receipt of the consideration in an amount not less than par value, such shares shall be issued and deemed fully paid and nonassessable.

          THIRD: This Amendment does not effect any exchange, reclassification, or cancellation of issued shares.

                                   VARI-L COMPANY, INC.


                                   By: /s/David G. Sherman
                                       David G. Sherman, President